Exhibit 10.7.7


        Summary Description of May 9, 2005 Compensation Committee Action
                  Approving 2005 Executive Bonus Opportunities


On May 9, 2005, the Compensation Committee of CBL & Associates Properties, Inc. (the "Company") approved the criteria or matters pursuant to which designated Company executives will be eligible to earn bonuses for the 2005 fiscal year. The amount of the bonus paid to each executive will be based upon the successful continuation and/or completion of development, financing, leasing and re-leasing, temporary leasing, sponsorships, management, accounting, marketing, remodelings, expansions, peripheral property sales, acquisitions and joint ventures with respect to the Company and its properties identified by the Compensation Committee as being within each such executive's areas of responsibility. Three of the executives covered by these bonus criteria are "named executive officers" (pursuant to Item 402(a)(3) of Securities and Exchange Commission Regulation S-K). The potential bonuses that the Compensation Committee provided that such named executive officers could earn pursuant to the above-stated criteria or matters are as follows: John N. Foy - $575,000; Stephen
D. Lebovitz - $575,000; and Eric P. Snyder - $300,000. The actual amount of any bonus payouts will be dependent on the successful continuation or completion of the projects or matters upon which each such officer's bonus is based, as well as the officer's continued employment with the Company at such time.

In addition to the potential bonus levels approved as described above for certain officers, the Compensation Committee also approved a separate allocation of up to an aggregate of $1,000,000 to be available as bonus compensation for payment to three designated senior executives, with the actual bonuses for such officers to be determined during the fourth quarter of 2005 based upon the Compensation Committee's evaluation of such officers' performance during the year. Two of the officers for whom any fiscal 2005 bonuses will be determined pursuant to this method are named executive officers, Charles B. Lebovitz and Augustus N. Stephas.

In the case of both of the bonus mechanisms described above for 2005, each officer who receives a bonus will have the option of electing whether to have his or her bonus paid in cash or in shares of the Company's Common Stock pursuant to the terms of the Stock Incentive Plan. The number of shares issued with respect to any bonus that an officer elects to receive in the Company's Common Stock will be determined based on the market value of the Common Stock on the date when such bonus becomes payable.